Exhibit 5


December 1, 2000


The Board of Directors
Derma Sciences, Inc.
214 Carnegie Center, Suite 100
Princeton, NJ 08540

Re:  Registration Statement on Form S-3

Gentlemen and Madam:

We are counsel to Derma Sciences, Inc. (the "Company") in connection with the registration statement on Form S-3 originally filed on February 10, 1999 and amended on December 1, 2000 (the "Registration Statement") under the Securities Act of 1933 covering the resale by certain of the Company's shareholders of up to 6,206,683 shares of the Company's common stock, par value $.01 per share (the "Shares"), which shares are currently issued or to be issued pursuant to the conversion of the Company's convertible preferred stock (the "Preferred Stock") and the exercise of warrants to purchase the Company's common stock (the "Warrants").

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Shares, including therein those issued and to be issued upon conversion of the Preferred Stock and exercise of the Warrants, are, or will be, as applicable, validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement.

Very truly yours,

HEDGER & HEDGER



/s/ Raymond C. Hedger, Jr.